Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

September 22, 2021

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger, dated as of August 10, 2021 (the “Merger Agreement”), entered into by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Parent”), Hannibal Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub Inc.”), Hannibal Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC”), Vine Energy Inc., a Delaware corporation (the “Company”), and certain additional parties thereto, pursuant to which (i) Merger Sub Inc. shall merge with and into the Company with the Company continuing as the surviving corporation and (ii) immediately thereafter, the Company shall merge with and into Merger Sub LLC with Merger Sub LLC continuing as the surviving company (the “Integrated Mergers”), we have acted as counsel to the Company with respect to the preparation and filing of the Form S-4 filed by Chesapeake with the Securities and Exchange Commission (File No. 333-259252) (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof. All capitalized terms used but not defined herein shall have the meaning specified, either directly or by reference, in the Merger Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters dated September 21, 2021, from Parent and the Company delivered to us for purposes of our opinion and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such parties.

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In rendering our opinion, we have assumed with your consent that (i) the Integrated Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be true and accurate at all relevant times (including as of the Effective Time and the Second Merger Effective Time, as applicable), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect. For purposes of rendering our opinion, we have assumed that such information, facts, statements, representations, warranties, and covenants are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Parent and the Company in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Parent and the Company in the Documents, or assumptions on which our opinion is based could affect our conclusion.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the U.S. Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers,” we are of the opinion that, for United States federal income tax purposes, (i) the Integrated Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the statements regarding the U.S. federal income tax consequences of the Integrated Mergers set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers,” insofar as they constitute statements of law or legal conclusions, accurately describe the material U.S. federal income tax consequences of the Integrated Merger to U.S. holders of Company Common Stock that exchange their shares of Company Common Stock pursuant to the Integrated Mergers.

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In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

Our opinion is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us therein. However, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP